Morgan Stanley Institutional Fund, Inc. -
Global Opportunity Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 Renren Inc.
Purchase/Trade Date:	5/4/2011
Size of Offering/shares:  53,100,000 shares
Offering Price of Shares: $14.000
Amount of Shares Purchased by Fund: 869 shares
Percentage of Offering Purchased by Fund: 0.002
Percentage of Funds Total Assets: 0.10
Brokers: Morgan Stanley, Deutsche Bank Securities, Credit Suisse,
Jeffries, Oppenheimer & Co., BofA Merrill Lynch,
Pacific Coast Securities
Purchased from:  Deutsche Bank Securities

Securities Purchased:	Linkedin Corp.
Purchase/Trade Date:	5/18/2011
Size of Offering/shares: 7,840,000 shares
Offering Price of Shares: $45.000
Amount of Shares Purchased by Fund: 398 shares
Percentage of Offering Purchased by Fund: 0.005
Percentage of Funds Total Assets: 0.15
Brokers: Morgan Stanley, BofA Merrill Lynch, JP Morgan,
Allen & Company LLC, UBS Investment Bank
Purchased from:  JP Morgan

Securities Purchased:	Yandex NV
Purchase/Trade Date:	5/24/2011
Size of Offering/shares: 52,174,088 shares
Offering Price of Shares: $25.000
Amount of Shares Purchased by Fund:  1,021
Percentage of Offering Purchased by Fund: 0.002
Percentage of Funds Total Assets: 0.21
Brokers: Morgan Stanley, Deutsche Bank Securities,
Goldman, Sachs & Co., Piper Jaffray, Pacific Crest Securities
Purchased from:  Deutsche Bank Securities